Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, IL 60606 United States of America T: +1 312 782 0600 F: +1 312 701 7711
June 8, 2026
mayerbrown.com

Porsche Auto Funding LLC

Porsche Leasing Ltd.

One Porsche Drive
Atlanta, Georgia 30354

Re:	Porsche Auto Funding LLC and Porsche Leasing Ltd. Registration Statement on Form SF-3 Registration Nos. 333-290988 and 333-290988-01

Ladies and Gentlemen:

We have acted as special counsel to Porsche Auto Funding LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) and the offering of the Class A-1 Asset Backed Notes, the Class A-2a Asset Backed Notes, the Class A-2b Asset Backed Notes, the Class A-3 Asset Backed Notes and the Class A-4 Asset Backed Notes (collectively, the “Notes”) described in the final prospectus dated June 4, 2026 (the “Prospectus”), which has been filed with the Commission pursuant to Rule 424(b)(5) under the Act. As described in the Prospectus, the Notes will be issued by Porsche Innovative Lease Owner Trust 2026-1 (the “Issuer”), a trust formed by the Company pursuant to a trust agreement between the Company, as depositor, and Wilmington Trust, National Association, as owner trustee. The Notes will be issued pursuant to an indenture (the “Indenture”) between the Issuer and U.S. Bank Trust Company, National Association, as indenture trustee (the “Indenture Trustee”). Capitalized terms used herein without definition have the respective meanings assigned to such terms in the Prospectus.

In that regard, we generally are familiar with the proceedings taken or required to be taken in connection with the proposed authorization, issuance and sale of the Notes, and have examined and relied upon copies of such statutes, documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including the Prospectus and current drafts of the Indenture (including the form of Notes included as an exhibit thereto), the Transaction SUBI Supplement 2026-1 to Amended and Restated Trust Agreement, the SUBI Sale Agreement, the Amended and Restated Trust Agreement (including the form of Certificate included as an exhibit thereto), the SUBI Transfer Agreement, the Transaction SUBI Supplement 2026-1 to Amended and Restated Servicing Agreement, the Administration Agreement, the Securities Account Control Agreement and the Asset Representations Review Agreement (collectively, the “Transaction Documents”).

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including
Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown Hong Kong LLP (a Hong Kong limited liability partnership) and Tauil & Chequer Advogados (a Brazilian law partnership).

Porsche Auto Funding LLC

Porsche Leasing Ltd.

Based on and subject to the foregoing, we are of the opinion that, with respect to the Notes, when (a) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (b) the Notes have been duly executed and issued by the Issuer, authenticated by the Indenture Trustee, and sold by the Company, and (c) payment of the agreed consideration for the Notes has been received by the Issuer, all in accordance with the terms and conditions of the related Transaction Documents and a definitive purchase, underwriting or similar agreement with respect to the Notes and in the manner described in the Prospectus, the Notes will have been duly authorized by all necessary action of the Issuer and will be legally issued and binding obligations of the Issuer and entitled to the benefits afforded by the Indenture, except as may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether such matters are considered in a proceeding in equity or at law.

Our opinions expressed herein are limited to the federal laws of the United States, the laws of the State of New York, the Delaware Statutory Trust Act and the Delaware Limited Liability Company Act. We express no opinion herein as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to a Form 8-K filed in connection with the Prospectus and to the use of our name therein without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement or the Prospectus.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP